Pericom Semiconductor: (NASDAQ: PSEM) Q3 Fiscal Year 2014 Earnings

2 Copyright Pericom Semiconductor Corp 2012 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q4FY14 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal fourth quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2012 Confidential » Quarterly revenue of $30.7M » Decreased 4 % Q - to - Q and increased 1% vs. Q3 FY13 » Revenue mix » Geographic ▪ Asia - 91% ▪ North America - 6% ▪ Europe - 3% » Channel ▪ International distribution – 65% ▪ CMs – 25% ▪ OEMs - 7% ▪ North America distribution – 3% Q3 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2012 Confidential Q3FY14 Q2FY14 Change Revenue $30.7M $32.0M $(1.3M) Gross Margin 42.5% 39.8% +2.7% Operating Expense $11.0M $11.1M $(0.1M) Operating Income $2.0M $1.7M $0.3M Operating Margin 7% 5% +2% Net Income $1.8M $1.9M $(0.1M) Net Margin 6% 6% - EPS 8 cents 8 cents - Tax Rate 36% 32% +4% Q3 Earnings Overview (Non - GAAP Results)

5 Copyright Pericom Semiconductor Corp 2012 Confidential March 2014 Cash & Investments $121M Working Capital $115M Total Assets $244M Total Liabilities $35M Shareholders’ Equity $209M Book Value / Share $9.35 Tangible Net Worth / Share $9.00 Cash & Investments / Share $5.39 Strong Balance Sheet

6 Copyright Pericom Semiconductor Corp 2012 Confidential » Product mix as % of revenues » IC at 60% ▪ A nalog switch - 18% ▪ Digital switch - 5% ▪ Silicon clocks - 10% ▪ Connect - 15% ▪ Interface - 2% ▪ PTI - 10% » FCP at 40% » Top five end customers » Accounted for 35% of total revenue » One customer accounted for 11% of total revenue Q3 Product Mix and Key Customers

7 Copyright Pericom Semiconductor Corp 2012 Confidential » Introduced 18 new products: » Targeted to our focus market segments (in parenthesis) » Connectivity and Switching – 10 new products: » Power Management USB Charger – (Automotive, Mobility) » I2C to UART Bridges – (Embedded) » Supervisory IC – (Consumer) » Video Decoders – (Embedded Surveillance/Automotive) » Analog Switches – (Cloud Computing, Embedded, Networking) » Timing – 3 new products: » High Performance Clock Generators and Buffers – (Networking) » Signal Integrity – 5 new products: » PCI Express GEN3 and USB3 ReDriver/Repeaters – (Cloud Computing, Mobility) New Products – 3QFY14

8 Copyright Pericom Semiconductor Corp 2012 Confidential Q4 FY14 Business Outlook (Non - GAAP) Range of Estimates Revenue $31.0M to $34.0M Gross Margin 40% to 43% Operating Expense $10.7M to $11.3M Other Income $0.5M to $0.8M Tax Rate 24% to 28%

9 Copyright Pericom Semiconductor Corp 2012 Confidential Pericom Semiconductor: Enabling Serial Connectivity ( Nasdaq : PSEM) Fiscal 3Q14 Earnings Q & A